Exhibit 99.1

PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS
Generated positive operating leverage; grew NII; substantially increased fee income and TBV

PITTSBURGH, Oct. 15, 2024 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	3Q24	2Q24	3Q23	Third Quarter Highlights
				▪
Financial Results				Comparisons reflect 3Q24 vs. 2Q24
Net interest income (NII)	$3,410	$3,302	$3,418

Income Statement
▪Generated 1% positive operating leverage
▪Revenue stable; noninterest expense decreased 1%; PPNR increased 2%
•NII grew 3%; NIM increased 4 bps
•Fee income increased 10%, and included strong capital markets and advisory revenue
•Other noninterest income of $69 million included negative Visa derivative fair value adjustments of $128 million; 2Q24 included the benefit of $141 million of significant items
Balance Sheet
▪Average loans were stable
▪Average deposits and securities increased 1%
▪Net loan charge-offs were $286 million, or 0.36% annualized to average loans
▪ACL to total loans stable at 1.7%
▪AOCI improved $2.4 billion or 32%
▪TBV per share increased 9%
▪Maintained strong capital position
–CET1 capital ratio of 10.3%
–Repurchased more than $0.1 billion of common shares

Fee income (non-GAAP)	1,953	1,777	1,721
Other noninterest income	69	332	94
Noninterest income	2,022	2,109	1,815
Revenue	5,432	5,411	5,233
Noninterest expense	3,327	3,357	3,245
Pretax, pre-provision earnings (PPNR) (non-GAAP)	2,105	2,054	1,988
Provision for credit losses	243	235	129
Net income	1,505	1,477	1,570

Per Common Share
Diluted earnings per share (EPS)	$3.49	$3.39	$3.60
Average diluted common shares outstanding	400	400	400
Book value	124.56	116.70	105.98
Tangible book value (TBV) (non-GAAP)	96.98	89.12	78.16

Balance Sheet & Credit Quality
Average loans In billions	$319.6	$319.9	$319.5
Average securities In billions	142.3	141.3	139.7
Average deposits In billions	422.1	417.2	422.5
Accumulated other comprehensive income (loss) (AOCI) In billions	(5.1)	(7.4)	(10.3)
Net loan charge-offs	286	262	121
Allowance for credit losses (ACL) to total loans	1.65%	1.67%	1.70%

Selected Ratios
Return on average common shareholders’ equity	11.72%	12.16%	13.65%
Return on average assets	1.05	1.05	1.12
Net interest margin (NIM) (non-GAAP)	2.64	2.60	2.71
Noninterest income to total revenue	37	39	35
Efficiency	61	62	62
Common equity Tier 1 (CET1) capital ratio	10.3	10.2	9.8

See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

From Bill Demchak, PNC Chairman and Chief Executive Officer:

“Our results for the third quarter demonstrate PNC’s continued strong momentum across the franchise. NII and NIM both increased, fee revenue grew substantially and expenses remained well controlled, resulting in positive operating leverage. Importantly, we increased TBV, grew customers and continued to strengthen our capital levels. We remain well positioned to capitalize on opportunities and achieve record NII in 2025.”

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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 2
Income Statement Highlights
Third quarter 2024 compared with second quarter 2024
▪Total revenue of $5.4 billion increased $21 million due to strong fee income growth and higher net interest income, partially offset by negative Visa derivative fair value adjustments of $128 million.
–Net interest income of $3.4 billion increased $108 million, or 3%, driven by higher yields on interest-earning assets.
◦Net interest margin of 2.64% increased 4 basis points.
–Fee income of $2.0 billion increased $176 million, or 10%, primarily due to higher capital markets and advisory activity and increased residential mortgage servicing rights valuation, net of economic hedge.
–Other noninterest income of $69 million decreased $263 million, reflecting negative Visa derivative fair value adjustments of $128 million primarily related to litigation escrow funding, while the prior quarter included the benefit of $141 million of significant items.
▪Noninterest expense of $3.3 billion decreased $30 million, or 1%, as higher personnel costs were more than offset by a PNC Foundation contribution expense of $120 million in the second quarter.
▪Provision for credit losses was $243 million in the third quarter and $235 million in the second quarter.
▪The effective tax rate was 19.2% for the third quarter and 18.8% for the second quarter.
Balance Sheet Highlights
Third quarter 2024 compared with second quarter 2024 or September 30, 2024 compared with June 30, 2024
▪Average loans of $319.6 billion were stable, including average commercial loans of $219.0 billion and average consumer loans of $100.6 billion.
▪Credit quality performance:
–Delinquencies of $1.3 billion were stable.
–Total nonperforming loans of $2.6 billion increased $0.1 billion and included higher commercial real estate nonperforming loans.
–Net loan charge-offs of $286 million increased $24 million, primarily due to lower commercial recoveries.
–The allowance for credit losses of $5.3 billion was stable. The allowance for credit losses to total loans was 1.65% at September 30, 2024 and 1.67% at June 30, 2024.
▪Average investment securities of $142.3 billion increased $1.0 billion, or 1%, primarily driven by net purchase activity of U.S. Treasury securities.
▪Average Federal Reserve Bank balances of $44.9 billion increased $4.2 billion, or 10%, reflecting deposit balance growth.
▪Average deposits of $422.1 billion increased $4.9 billion, or 1%, due to growth in interest-bearing commercial deposits, partially offset by a decline in consumer deposits. Noninterest-bearing deposits as a percentage of total average deposits remained stable at 23%.
▪Average borrowed funds of $76.1 billion decreased $1.4 billion, or 2%, reflecting lower Federal Home Loan Bank borrowings, partially offset by parent company senior debt issuances.
▪PNC maintained a strong capital and liquidity position:
–On October 3, 2024, the PNC board of directors declared a quarterly cash dividend on common stock of $1.60 per share to be paid on November 5, 2024 to shareholders of record at the close of business October 16, 2024.
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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 3
–PNC returned $0.8 billion of capital to shareholders, reflecting more than $0.6 billion of dividends on common shares and more than $0.1 billion of common share repurchases.
–The Basel III common equity Tier 1 capital ratio was an estimated 10.3% at September 30, 2024 and was 10.2% at June 30, 2024.
–PNC’s average LCR for the three months ended September 30, 2024 was 109%, exceeding the regulatory minimum requirement throughout the quarter.

Earnings Summary
In millions, except per share data	3Q24	2Q24	3Q23
Net income	$1,505	$1,477	$1,570
Net income attributable to diluted common shareholders	$1,396	$1,355	$1,440
Diluted earnings per common share	$3.49	$3.39	$3.60
Average diluted common shares outstanding	400	400	400
Cash dividends declared per common share	$1.60	$1.55	$1.55

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Information in this news release, including the financial tables, is unaudited.
Second Quarter 2024 Significant Items
In the second quarter of 2024, PNC participated in the Visa exchange program, allowing PNC to monetize 50% of its Visa Class B-1 shares and converting its remaining holdings into 1.8 million of Visa Class B-2 shares. The exchange resulted in a gain of $754 million. The second quarter of 2024 also included Visa Class B-2 derivative fair value adjustments of negative $116 million and a $120 million expense related to a PNC Foundation contribution. During the second quarter, PNC also repositioned the investment securities portfolio, selling low-yielding investment securities for net proceeds of $3.8 billion, resulting in a loss of $497 million. PNC redeployed the full proceeds from the sale into higher-yielding investment securities. The combined impact to pre-tax noninterest income and pre-tax noninterest expense was $141 million and $120 million, respectively. The net income impact of these significant items on the second quarter of 2024 was $35 million, or $0.09 per common share.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				3Q24 vs	3Q24 vs
In millions	3Q24	2Q24	3Q23	2Q24	3Q23
Net interest income	$3,410	$3,302	$3,418	3%	—
Noninterest income	2,022	2,109	1,815	(4)%	11%
Total revenue	$5,432	$5,411	$5,233	—	4%

Total revenue for the third quarter of 2024 increased $21 million from the second quarter of 2024 due to strong fee income growth and higher net interest income, partially offset by negative Visa derivative fair value adjustments of $128 million. Compared with the third quarter of 2023, total revenue increased $199 million driven by higher noninterest income.
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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 4
Net interest income of $3.4 billion increased $108 million from the second quarter of 2024, driven by higher yields on interest-earning assets. Net interest margin was 2.64% in the third quarter of 2024, increasing 4 basis points from the second quarter of 2024. Compared to the third quarter of 2023, net interest income was stable.

Noninterest Income				Change	Change
				3Q24 vs	3Q24 vs
In millions	3Q24	2Q24	3Q23	2Q24	3Q23
Asset management and brokerage	$383	$364	$348	5%	10%
Capital markets and advisory	371	272	168	36%	121%
Card and cash management	698	706	689	(1)%	1%
Lending and deposit services	320	304	315	5%	2%
Residential and commercial mortgage	181	131	201	38%	(10)%
Fee income (non-GAAP)	1,953	1,777	1,721	10%	13%
Other	69	332	94	(79)%	(27)%
Total noninterest income	$2,022	$2,109	$1,815	(4)%	11%

Noninterest income for the third quarter of 2024 decreased $87 million compared with the second quarter of 2024. Asset management and brokerage increased $19 million, reflecting higher average equity markets. Capital markets and advisory revenue grew $99 million and included higher merger and acquisition advisory activity, increased asset backed financing revenue and higher underwriting fees. Card and cash management fees decreased $8 million reflecting the impact of credit card origination incentives, partially offset by higher treasury management product revenue. Lending and deposit services grew $16 million primarily due to increased customer activity. Residential and commercial mortgage revenue increased $50 million driven by higher residential mortgage servicing rights valuation, net of economic hedge. Other noninterest income decreased $263 million, reflecting negative Visa derivative fair value adjustments of $128 million primarily related to litigation escrow funding, while the prior quarter included the benefit of $141 million of significant items.
Noninterest income for the third quarter of 2024 increased $207 million from the third quarter of 2023. Fee income increased $232 million driven by growth in capital markets and advisory revenue. Other noninterest income decreased $25 million primarily reflecting negative Visa derivative fair value adjustments of $128 million in the third quarter of 2024 compared to negative $51 million in the third quarter of 2023.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				3Q24 vs	3Q24 vs
In millions	3Q24	2Q24	3Q23	2Q24	3Q23
Personnel	$1,869	$1,782	$1,773	5%	5%
Occupancy	234	236	244	(1)%	(4)%
Equipment	357	356	347	—	3%
Marketing	93	93	93	—	—
Other	774	890	788	(13)%	(2)%
Total noninterest expense	$3,327	$3,357	$3,245	(1)%	3%

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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 5
Noninterest expense for the third quarter of 2024 decreased $30 million compared to the second quarter of 2024 as increased personnel costs, reflecting higher variable compensation related to increased business activity, were more than offset by lower other expense. Other expense for the second quarter of 2024 included a $120 million PNC Foundation contribution expense.
Noninterest expense for the third quarter of 2024 increased $82 million compared with the third quarter of 2023, primarily due to higher personnel costs, reflecting higher variable compensation related to increased business activity.
The effective tax rate was 19.2% for the third quarter of 2024, 18.8% for the second quarter of 2024 and 15.5% for the third quarter of 2023.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets of $569.5 billion increased $6.5 billion compared to the second quarter of 2024 and $14.6 billion compared to the third quarter of 2023. In both comparisons, the increase was primarily attributable to higher Federal Reserve Bank balances and increased investment securities.

Average Loans				Change	Change
				3Q24 vs	3Q24 vs
In billions	3Q24	2Q24	3Q23	2Q24	3Q23
Commercial	$219.0	$219.1	$217.7	—	1%
Consumer	100.6	100.8	101.8	—	(1)%
Total	$319.6	$319.9	$319.5	—	—

Average loans for the third quarter of 2024 were stable compared to the second quarter of 2024 and third quarter of 2023. In comparison to the third quarter of 2023, average commercial loans increased $1.3 billion driven by higher corporate banking balances, partially offset by a decline in commercial real estate lending. Average consumer loans decreased $1.2 billion and included lower education, credit card and home equity balances.

Average Investment Securities				Change	Change
				3Q24 vs	3Q24 vs
In billions	3Q24	2Q24	3Q23	2Q24	3Q23
Available for sale	$56.2	$53.4	$46.5	5%	21%
Held to maturity	86.1	87.9	93.2	(2)%	(8)%
Total	$142.3	$141.3	$139.7	1%	2%

Average investment securities of $142.3 billion in the third quarter of 2024 increased $1.0 billion and $2.6 billion from the second quarter of 2024 and the third quarter of 2023, respectively. In both comparisons, the increase reflected net purchase activity, primarily of U.S. Treasury securities. The duration of the investment securities portfolio was estimated at 3.3 years as of September 30, 2024, 3.6 years as of June 30, 2024 and 4.3 years as of September 30, 2023.
Net unrealized losses on available-for-sale securities were $2.3 billion at September 30, 2024, decreasing from $3.7 billion at June 30, 2024 and $5.4 billion at September 30, 2023. In both comparisons, the decrease reflected the benefit from lower interest rates as well as paydowns and maturities.
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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 6
Average Federal Reserve Bank balances for the third quarter of 2024 were $44.9 billion, increasing $4.2 billion from the second quarter of 2024 and $7.0 billion from the third quarter of 2023. In comparison to the second quarter of 2024, the increase primarily reflected deposit balance growth. Compared to the third quarter of 2023, the increase was driven by higher borrowed funds outstanding.

Average Deposits				Change	Change
				3Q24 vs	3Q24 vs
In billions	3Q24	2Q24	3Q23	2Q24	3Q23
Commercial	$206.1	$199.7	$204.7	3%	1%
Consumer	216.0	217.5	217.8	(1)%	(1)%
Total	$422.1	$417.2	$422.5	1%	—

IB % of total avg. deposits	77%	77%	74%
NIB % of total avg. deposits	23%	23%	26%
IB - Interest-bearing NIB - Noninterest-bearing

Average deposits for the third quarter of 2024 of $422.1 billion increased $4.9 billion compared to the second quarter of 2024. Average commercial deposits grew $6.4 billion reflecting higher interest-bearing deposit balances. Average consumer deposits declined $1.5 billion as growth in time deposits was more than offset by declines across the remaining portfolio. Compared to the third quarter of 2023, average deposits were stable.
Noninterest-bearing deposits as a percentage of total average deposits were 23% for the third quarter of 2024, stable from the second quarter of 2024 and down 3% from the third quarter of 2023.

Average Borrowed Funds				Change	Change
				3Q24 vs	3Q24 vs
In billions	3Q24	2Q24	3Q23	2Q24	3Q23
Total	$76.1	$77.5	$67.5	(2)%	13%

Avg. borrowed funds to avg. liabilities	15%	15%	13%

Average borrowed funds of $76.1 billion in the third quarter of 2024 decreased $1.4 billion compared to the second quarter of 2024 reflecting lower Federal Home Loan Bank borrowings, partially offset by parent company senior debt issuances. Compared to the third quarter of 2023, borrowed funds increased $8.6 billion primarily driven by parent company senior debt issuances, partially offset by lower Federal Home Loan Bank borrowings.

Capital	September 30, 2024	June 30, 2024	September 30, 2023

Common shareholders’ equity In billions	$49.4	$46.4	$42.2
Accumulated other comprehensive income (loss) In billions	$(5.1)	$(7.4)	$(10.3)

Basel III common equity Tier 1 capital ratio *	10.3%	10.2%	9.8%
Basel III common equity Tier 1 fully implemented capital ratio (estimated)	10.3%	10.1%	9.7%
*September 30, 2024 ratio is estimated

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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 7
PNC maintained a strong capital position. Common shareholders’ equity at September 30, 2024 increased $3.0 billion from June 30, 2024, driven by net income and an improvement in accumulated other comprehensive income, partially offset by dividends paid and share repurchases.
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income related to both available-for-sale securities and pension and other post-retirement plans from CET1 capital. Accumulated other comprehensive income of negative $5.1 billion at September 30, 2024 improved from negative $7.4 billion at June 30, 2024 and negative $10.3 billion at September 30, 2023, primarily reflecting the benefit from lower interest rates as well as paydowns and maturities of securities and swaps.
In the third quarter of 2024, PNC returned $0.8 billion of capital to shareholders, including more than $0.6 billion of dividends on common shares and more than $0.1 billion of common share repurchases. Consistent with the Stress Capital Buffer (SCB) framework, which allows for capital return in amounts in excess of the SCB minimum levels, our board of directors has authorized a repurchase framework under the previously approved repurchase program of up to 100 million common shares, of which approximately 43% were still available for repurchase at September 30, 2024.
Fourth quarter 2024 share repurchase activity is expected to approximate recent quarterly average share repurchase levels. PNC may adjust share repurchase activity depending on market and economic conditions, as well as other factors.
PNC’s SCB for the four-quarter period beginning October 1, 2024 is the regulatory minimum of 2.5%.
On October 3, 2024, the PNC board of directors declared a quarterly cash dividend on common stock of $1.60 per share to be paid on November 5, 2024 to shareholders of record at the close of business October 16, 2024.
At September 30, 2024, PNC was considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements. For additional information regarding PNC’s Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the Current Expected Credit Losses (CECL) standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter of 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.
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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 8

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	September 30, 2024	June 30, 2024	September 30, 2023	09/30/24 vs	09/30/24 vs
In millions				06/30/24	09/30/23
Provision for credit losses (a)	$243	$235	$129	$8	$114
Net loan charge-offs (a)	$286	$262	$121	9%	136%
Allowance for credit losses (b)	$5,314	$5,353	$5,407	(1)%	(2)%
Total delinquencies (c)	$1,275	$1,272	$1,287	—	(1)%
Nonperforming loans	$2,578	$2,503	$2,123	3%	21%

Net charge-offs to average loans (annualized)	0.36%	0.33%	0.15%
Allowance for credit losses to total loans	1.65%	1.67%	1.70%
Nonperforming loans to total loans	0.80%	0.78%	0.67%
(a) Represents amounts for the three months ended for each respective period
(b) Excludes allowances for investment securities and other financial assets
(c) Total delinquencies represent accruing loans more than 30 days past due

Provision for credit losses was $243 million in the third quarter of 2024. The second quarter of 2024 included a provision for credit losses of $235 million.
Net loan charge-offs were $286 million in the third quarter of 2024, increasing $24 million compared to the second quarter of 2024, primarily due to lower commercial recoveries. Compared to the third quarter of 2023, net loan charge-offs increased $165 million primarily due to higher commercial net loan charge-offs.
The allowance for credit losses was $5.3 billion at September 30, 2024, and $5.4 billion at both June 30, 2024 and September 30, 2023. The allowance for credit losses as a percentage of total loans was 1.65% at September 30, 2024, 1.67% at June 30, 2024 and 1.70% at September 30, 2023.
Delinquencies at September 30, 2024 were $1.3 billion, stable from June 30, 2024 and September 30, 2023. In both comparisons, higher commercial delinquencies were offset by lower consumer delinquencies.
Nonperforming loans at September 30, 2024 were $2.6 billion, increasing $75 million from June 30, 2024, and included higher commercial real estate nonperforming loans. Compared to September 30, 2023, nonperforming loans increased $455 million, reflecting higher commercial nonperforming loans, partially offset by lower consumer nonperforming loans.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	3Q24	2Q24	3Q23
Retail Banking	$1,164	$1,715	$1,094
Corporate & Institutional Banking	1,197	1,046	960
Asset Management Group	104	103	73
Other	(975)	(1,405)	(573)
Net income excluding noncontrolling interests	$1,490	$1,459	$1,554

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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 9

Retail Banking				Change	Change
				3Q24 vs	3Q24 vs
In millions	3Q24	2Q24	3Q23	2Q24	3Q23
Net interest income	$2,783	$2,709	$2,576	$74	$207
Noninterest income	$701	$1,409	$784	$(708)	$(83)
Noninterest expense	$1,842	$1,841	$1,876	$1	$(34)
Provision for credit losses	$111	$27	$42	$84	$69
Earnings	$1,164	$1,715	$1,094	$(551)	$70

In billions
Average loans	$96.3	$96.5	$97.4	$(0.2)	$(1.1)
Average deposits	$249.2	$249.7	$253.7	$(0.5)	$(4.5)

Net loan charge-offs In millions	$141	$138	$114	$3	$27

Retail Banking Highlights
Third quarter 2024 compared with second quarter 2024
▪Earnings decreased 32%, primarily driven by lower noninterest income as well as a higher provision for credit losses, partially offset by higher net interest income.
–Noninterest income decreased 50%, primarily reflecting impacts from the Visa exchange program that occurred in the second quarter of 2024.
–Noninterest expense was stable.
–Provision for credit losses of $111 million in the third quarter of 2024 reflected the impact of portfolio activity.
▪Average loans and deposits were stable.
Third quarter 2024 compared with third quarter 2023
▪Earnings increased 6%, due to higher net interest income and lower noninterest expense, partially offset by lower noninterest income and a higher provision for credit losses.
–Noninterest income decreased 11%, primarily reflecting the impact of negative Visa derivative fair value adjustments. The third quarter of 2024 included negative Visa derivative fair value adjustments of $128 million and the third quarter of 2023 included negative Visa adjustments of $51 million.
–Noninterest expense decreased 2%, reflecting a continued focus on expense management, partially offset by higher technology investment.
▪Average loans decreased 1%, primarily due to lower residential mortgage loans.
▪Average deposits decreased 2%, and included the impact of customer spend outpacing savings.
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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 10

Corporate & Institutional Banking				Change	Change
				3Q24 vs	3Q24 vs
In millions	3Q24	2Q24	3Q23	2Q24	3Q23
Net interest income	$1,615	$1,560	$1,419	$55	$196
Noninterest income	$1,030	$942	$835	$88	$195
Noninterest expense	$950	$911	$895	$39	$55
Provision for credit losses	$134	$228	$102	$(94)	$32
Earnings	$1,197	$1,046	$960	$151	$237

In billions
Average loans	$204.0	$204.0	$202.8	—	$1.2
Average deposits	$146.0	$139.9	$141.7	$6.1	$4.3

Net loan charge-offs In millions	$147	$129	$12	$18	$135

Corporate & Institutional Banking Highlights
Third quarter 2024 compared with second quarter 2024
▪Earnings increased 14%, driven by a lower provision for credit losses as well as higher noninterest and net interest income, partially offset by higher noninterest expense.
–Noninterest income increased 9%, and included higher merger and acquisition advisory activity, increased asset backed financing revenue and higher underwriting fees.
–Noninterest expense increased 4%, primarily due to higher variable compensation associated with increased business activity.
–Provision for credit losses of $134 million in the third quarter of 2024 reflected the impact of portfolio activity.
▪Average loans were stable.
▪Average deposits increased 4%, driven by growth in interest-bearing deposits.
Third quarter 2024 compared with third quarter 2023
▪Earnings increased 25%, driven by higher net interest and noninterest income, partially offset by higher noninterest expense.
–Noninterest income increased 23%, primarily due to higher capital markets & advisory revenue and growth in treasury management product revenue.
–Noninterest expense increased 6%, reflecting higher variable compensation associated with increased business activity.
▪Average loans increased 1%, as a result of growth in PNC’s corporate banking business.
▪Average deposits increased 3%, due to growth in interest-bearing deposits.
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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 11

Asset Management Group				Change	Change
				3Q24 vs	3Q24 vs
In millions	3Q24	2Q24	3Q23	2Q24	3Q23
Net interest income	$161	$163	$139	$(2)	$22
Noninterest income	$242	$235	$223	$7	$19
Noninterest expense	$270	$261	$271	$9	$(1)
Provision for (recapture of) credit losses	$(2)	$2	$(4)	$(4)	$2
Earnings	$104	$103	$73	$1	$31

In billions
Discretionary client assets under management	$214	$196	$176	$18	$38
Nondiscretionary client assets under administration	$216	$208	$170	$8	$46
Client assets under administration at quarter end	$430	$404	$346	$26	$84

In billions
Average loans	$16.5	$16.6	$15.7	$(0.1)	$0.8
Average deposits	$27.2	$27.9	$27.2	$(0.7)	—

Net loan charge-offs (recoveries) In millions	—	—	—	—	—

Asset Management Group Highlights
Third quarter 2024 compared with second quarter 2024
▪Earnings increased 1%, primarily reflecting higher noninterest income and a provision recapture, partially offset by higher noninterest expense.
–Noninterest income increased 3%, driven by higher average equity and fixed income markets.
–Noninterest expense increased 3%, primarily due to higher variable compensation associated with increased business activity.
▪Discretionary client assets under management increased 9%, and included higher spot equity and fixed income markets as well as net asset inflows.
▪Average loans decreased 1%, primarily due to paydowns outpacing originations.
▪Average deposits decreased 3%, driven by lower interest-bearing deposits.
Third quarter 2024 compared with third quarter 2023
▪Earnings increased 42%, primarily due to higher net interest and noninterest income.
–Noninterest income increased 9%, reflecting higher average equity markets.
–Noninterest expense was stable.
▪Discretionary client assets under management increased 22%, and included higher spot equity and fixed income markets.
▪Average loans increased 5%, primarily driven by growth in residential mortgage loans.
▪Average deposits were stable.

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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 12
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities, including net securities gains or losses, ACL for investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, corporate overhead net of allocations, tax adjustments that are not allocated to business segments, exited businesses and the residual impact from funds transfer pricing operations.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related earnings materials. Dial-in numbers for the conference call are (866) 604-1697 and (215) 268-9875 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter 2024 earnings materials to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (877) 660-6853 and (201) 612-7415 (international), Access ID 13748386 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

CONTACTS

MEDIA:	INVESTORS:
Kristen Pillitteri	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

[TABULAR MATERIAL FOLLOWS]
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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 13
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30	June 30	September 30	September 30	September 30
	2024	2024	2023	2024	2023
Revenue
Net interest income	$3,410	$3,302	$3,418	$9,976	$10,513
Noninterest income	2,022	2,109	1,815	6,012	5,616
Total revenue	5,432	5,411	5,233	15,988	16,129
Provision for credit losses	243	235	129	633	510
Noninterest expense	3,327	3,357	3,245	10,018	9,938
Income before income taxes and noncontrolling interests	$1,862	$1,819	$1,859	$5,337	$5,681
Income taxes	357	342	289	1,011	917
Net income	$1,505	$1,477	$1,570	$4,326	$4,764
Less:
Net income attributable to noncontrolling interests	15	18	16	47	50
Preferred stock dividends (a)	82	95	104	258	299
Preferred stock discount accretion and redemptions	2	2	2	6	6
Net income attributable to common shareholders	$1,406	$1,362	$1,448	$4,015	$4,409
Less: Dividends and undistributed earnings allocated to nonvested restricted shares	10	7	8	24	23
Net income attributable to diluted common shareholders	$1,396	$1,355	$1,440	$3,991	$4,386
Per Common Share
Basic	$3.50	$3.39	$3.60	$9.99	$10.95
Diluted	$3.49	$3.39	$3.60	$9.98	$10.94
Cash dividends declared per common share	$1.60	$1.55	$1.55	$4.70	$4.55
Effective tax rate (b)	19.2%	18.8%	15.5%	18.9%	16.1%
PERFORMANCE RATIOS
Net interest margin (c)	2.64%	2.60%	2.71%	2.60%	2.78%
Noninterest income to total revenue	37%	39%	35%	38%	35%
Efficiency (d)	61%	62%	62%	63%	62%
Return on:
Average common shareholders' equity	11.72%	12.16%	13.65%	11.76%	14.23%
Average assets	1.05%	1.05%	1.12%	1.02%	1.14%
(a)Dividends are payable quarterly, other than Series S preferred stock, which is payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023 were $33 million, $34 million and $36 million, respectively. The taxable-equivalent adjustments to net interest income for the nine months ended September 30, 2024 and September 30, 2023 were $101 million and $111 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	September 30	June 30	September 30
	2024	2024	2023
BALANCE SHEET DATA
Dollars in millions, except per share data and as noted
Assets	$564,881	$556,519	$557,334
Loans (a)	$321,381	$321,429	$318,416
Allowance for loan and lease losses	$4,589	$4,636	$4,767
Interest-earning deposits with banks	$35,024	$33,039	$41,484
Investment securities	$144,183	$138,645	$132,387
Total deposits	$423,966	$416,391	$423,609
Borrowed funds (a)	$68,069	$71,391	$66,167
Allowance for unfunded lending related commitments	$725	$717	$640
Total shareholders' equity	$55,689	$52,642	$49,454
Common shareholders' equity	$49,442	$46,397	$42,215
Accumulated other comprehensive income (loss)	$(5,090)	$(7,446)	$(10,261)
Book value per common share	$124.56	$116.70	$105.98
Tangible book value per common share (non-GAAP) (b)	$96.98	$89.12	$78.16
Period end common shares outstanding (In millions)	397	398	398
Loans to deposits	76%	77%	75%
Common shareholders' equity to total assets	8.8%	8.3%	7.6%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$214	$196	$176
Nondiscretionary client assets under administration	216	208	170
Total client assets under administration	430	404	346
Brokerage account client assets	86	83	78
Total client assets	$516	$487	$424
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	10.3%	10.2%	9.8%
Common equity Tier 1 fully implemented (e)	10.3%	10.1%	9.7%
Tier 1 risk-based	11.8%	11.6%	11.5%
Total capital risk-based	13.6%	13.5%	13.4%
Leverage	8.9%	8.8%	8.9%
Supplementary leverage	7.4%	7.4%	7.6%
ASSET QUALITY
Nonperforming loans to total loans	0.80%	0.78%	0.67%
Nonperforming assets to total loans, OREO and foreclosed assets	0.81%	0.79%	0.68%
Nonperforming assets to total assets	0.46%	0.46%	0.39%
Net charge-offs to average loans (for the three months ended) (annualized)	0.36%	0.33%	0.15%
Allowance for loan and lease losses to total loans	1.43%	1.44%	1.50%
Allowance for credit losses to total loans (f)	1.65%	1.67%	1.70%
Allowance for loan and lease losses to nonperforming loans	178%	185%	225%
Total delinquencies (In millions) (g)	$1,275	$1,272	$1,287
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our second quarter 2024 Form 10-Q included, and our third quarter 2024 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 16 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 15 for additional information. The ratios as of September 30, 2024 are estimated.
(d)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(e)The estimated fully implemented ratios are calculated to reflect the full impact of CECL and exclude the benefits of the five-year transition provision.
(f)Excludes allowances for investment securities and other financial assets.
(g)Total delinquencies represent accruing loans more than 30 days past due.
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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 15
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2024 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the CECL standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. See the table below for the June 30, 2024, September 30, 2023 and estimated September 30, 2024 ratios. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the September 30, 2024 and June 30, 2024 (Fully Implemented) estimates presented in the table below.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios (a)
	Basel III
	September 30 2024 (estimated) (b)	June 30 2024 (b)	September 30 2023 (b)	September 30, 2024 (Fully Implemented) (estimated) (c)	June 30, 2024 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$54,774	$54,084	$52,958	$54,532	$53,843
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(10,949)	(10,965)	(11,083)	(10,949)	(10,965)
All other adjustments	(84)	(102)	(99)	(85)	(104)
Basel III Common equity Tier 1 capital	$43,741	$43,017	$41,776	$43,498	$42,774
Basel III standardized approach risk-weighted assets (d)	$422,844	$423,503	$425,131	$422,935	$423,593
Basel III Common equity Tier 1 capital ratio	10.3%	10.2%	9.8%	10.3%	10.1%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provisions.
(c)The September 30, 2024 and June 30, 2024 ratios are calculated to reflect the full impact of CECL and exclude the benefits of the five-year transition provisions.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 16
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Fee Income (non-GAAP)	Three months ended
	September 30	June 30	September 30
Dollars in millions	2024	2024	2023
Noninterest income
Asset management and brokerage	$383	$364	$348
Capital markets and advisory	371	272	168
Card and cash management	698	706	689
Lending and deposit services	320	304	315
Residential and commercial mortgage	181	131	201
Fee income (non-GAAP)	$1,953	$1,777	$1,721
Other income	69	332	94
Total noninterest income	$2,022	$2,109	$1,815

Fee income is a non-GAAP measure and is comprised of noninterest income in the following categories: asset management and brokerage, capital markets and advisory, card and cash management, lending and deposit services, and residential and commercial mortgage. We believe this non-GAAP measure serves as a useful tool for comparison of noninterest income related to fees.

Pretax Pre-Provision Earnings (non-GAAP)	Three months ended
	September 30	June 30	September 30
Dollars in millions	2024	2024	2023
Income before income taxes and noncontrolling interests	$1,862	$1,819	$1,859
Provision for credit losses	243	235	129
Pretax pre-provision earnings (non-GAAP)	$2,105	$2,054	$1,988

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for credit losses, which can vary significantly between periods.

Tangible Book Value per Common Share (non-GAAP)
	September 30	June 30	September 30
Dollars in millions, except per share data	2024	2024	2023
Book value per common share	$124.56	$116.70	$105.98
Tangible book value per common share
Common shareholders' equity	$49,442	$46,397	$42,215
Goodwill and other intangible assets	(11,188)	(11,206)	(11,337)
Deferred tax liabilities on goodwill and other intangible assets	240	241	254
Tangible common shareholders' equity	$38,494	$35,432	$31,132
Period-end common shares outstanding (In millions)	397	398	398
Tangible book value per common share (non-GAAP)	$96.98	$89.12	$78.16

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 17
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended
	September 30	June 30	September 30
Dollars in millions	2024	2024	2023
Net interest income	$3,410	$3,302	$3,418
Taxable-equivalent adjustments	33	34	36
Net interest income (Fully Taxable-Equivalent - FTE) (non-GAAP)	$3,443	$3,336	$3,454

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin. Net interest income shown elsewhere in this presentation is GAAP net interest income.
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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 18
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of sanctions, tariffs and other trade policies of the U.S. and its global trading partners,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–Our ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:
–Job and income gains will continue to support consumer spending growth in the near term, but PNC’s baseline forecast is for slower economic growth at the end of 2024 and in the first half of 2025 as high interest rates remain a drag on the economy.
–Real GDP growth this year and next will be close to trend at around 2%, and the unemployment rate will remain somewhat above 4% through the rest of 2024 and in 2025. Inflation will continue to slow as wage pressures abate, gradually moving back to the Federal Reserve’s 2% long-term objective.
–With slowing inflation PNC expects two additional federal funds rate cuts of 25 basis points each at the Federal Open Market Committee’s remaining meetings in 2024, with the rate ending this year in a range between 4.25% and 4.50%. PNC expects multiple federal funds rate cuts in 2025 as inflation continues to ease.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding minimum capital levels, including a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC's regulatory capital ratios in the future will depend on, among other things, PNC’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

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PNC Reports Third Quarter 2024 Net Income of $1.5 Billion, $3.49 Diluted EPS – Page 19

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, changes in the enforcement and interpretation of such laws and regulations, and changes in accounting and reporting standards.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, system failures or disruptions, security breaches, cyberattacks, international hostilities, or other extraordinary events beyond PNC’s control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our 2023 Form 10-K and in our subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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